SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 12, 2005
                        ---------------------------------
                                 Date of Report

                        (Date of Earliest Event Reported)

                            Phantom Fiber Corporation
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             (Exact Name of Registrant as Specified in its Charter)

       144 Front Street West, Suite 580, Toronto, Ontario, Canada M5J 2L7
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                    (Address of principal executive offices)

                                  416.703.4007
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              (Registrant's telephone number, including area code)

                                       N/A
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         (Former name and former address, if changed since last report)


                Delaware                001-15627               04-2451506
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            (State or other           (Commission           (I.R.S. Employer
            jurisdiction of           File Number)          Identification No.)
             incorporation)


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Item 2.  Private Placement

         On April 26, 2005, the Corporation completed a private placement of 5,000,000 units at a price of $0.05 per unit. Each unit is comprised of one restricted common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional restricted common share at a price of $0.10 if exercised within 30 months from closing of the private placement. Net proceeds realized under this private placement amounted to $250,000 and will be used to fund the Corporation's working capital requirements. For greater clarity these quantities and prices are prior to the adjustment for the 1-for-20 reverse stock split, which became effective on May 5, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

         On April 25, 2005, the Corporation announced that Mr. Jim Andersen had been appointed as Chief Financial Officer and interim Secretary. The announcement further indicated that an employment agreement had not yet been finalized with Mr. Andersen.

         Despite best efforts by both the Corporation and Mr. Andersen to finalize such an agreement, it has been determined that the prospects of concluding a mutually satisfactory arrangement are unlikely and that there is no benefit to either party in further pursuing Mr. Andersen's candidacy as Chief Financial Officer and interim Secretary of the Corporation.

         The Corporation is conducting an executive search for a Chief Financial Officer and is confident that a suitable candidate will emerge to contribute to Phantom Fiber's growth.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2005                Phantom Fiber Corporation
                                  a Delaware corporation

                                  By: /s/ Jeffrey T. Halloran
                                      --------------------------------------
                                      Jeffrey T. Halloran
                                      Chief Executive Officer and President